Exhibit 10.121

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SUPPLY AND PURCHASE AGREEMENT

THIS AGREEMENT is made this 1st day of September 2002

BETWEEN:

1.                                       SOUTHWALL TECHNOLOGIES INCORPORATION whose registered office is situate at 1029 Corporation Way, Palo Alto, California 94303, United States of America and with production facilities in Palo Alto, California, Tempe, Arizona, United States of America and Großröhrsdorf, Germany (“Southwall”)

and

2.                                       PILKINGTON plc whose registered office is situate at Prescot Road, St. Helens, Merseyside, WA10 3TT, United Kingdom (“Pilkington”).

WHEREAS:

1.                                     Southwall manufactures and sells a metallised polyester film under the trade name XIR®.

2.                                       Various companies within the Pilkington plc Group of companies wish to purchase XIR® from Southwall and Pilkington is entering into this Agreement on the basis that it is a global agreement and any Pilkington plc Group company may place orders with Southwall on the terms herein contained.

3.                                       Southwall is willing to supply XIR® on that basis on the terms and conditions herein contained.

NOW IT IS HEREBY AGREED as follows:

1.                                       Definitions

In this Agreement the following words and expressions shall have the meanings set respectively against them unless the context otherwise requires:

“the Product”	shall mean a thin-film metal coating on a polyester substrate in various gauges known as XIR® film;

“the Term of this Agreement”	shall mean the period commencing on the 1st April 2002 and ending on the 31st March 2004;

“Subsidiary”	shall mean any subsidiary worldwide of Pilkington plc;

“the Terms and Conditions”	shall mean the terms and conditions of Purchase of a Subsidiary.

2.             Agreement to Supply and Purchase

2.1                                 Southwall agrees to sell and Pilkington agrees to purchase Product on the terms of this Agreement during the Term of this Agreement.

2.2                                 Pilkington anticipates that the volume to be purchased in each of the periods 1st April 2002 to 31st March 2003 and 1st April 2003 to 31st March 2004 shall be between [***] million m2 and [***] million m2 but the parties agree that these are only indicative volumes and are not to be contractually binding. Notwithstanding that these are not contractually binding upon Pilkington, Southwall undertakes to supply Pilkington with amounts of Product up to but not in excess of 2.0 million m2 for each year of the Agreement.

2.3                                 In the first week of each quarter (where the quarters are April - June; July - September; October - December; and January - March each inclusive) beginning April 2002, Pilkington will provide to Southwall a rolling non-binding forecast of film type and volume requirements for the next following twelve months. Pilkington acknowledges the commercial necessity to advise Southwall of significant forecast demand changes (whether increase or decrease) at the earliest opportunity and confirms that it will use reasonable efforts to spread out orders as evenly as possible over each applicable year. Southwall hereby agrees and warrants to Pilkington and subsidiaries that it will honour any changes (whether increase or decrease) up to 75% in the forecast on a quarterly basis.

2.4                                 Southwall hereby acknowledges that Pilkington plc is entering into this Agreement as a global agreement, that orders for Product may be made by any Subsidiary and that all purchases of Product by all Subsidiaries will be included in assessing Pilkington’s total purchases for each year of the Agreement.

2.5                                 Southwall acknowledges that the quantities specified in clause 2.2 above may be purchased in any proportion by the Subsidiaries, however, the anticipated allocations as at 1st April 2002 are as set out in Attachment I of the Schedule. Pilkington agrees that it will give Southwall reasonable notice of any anticipated significant deviation from the allocations set out in Attachment I of the Schedule.

2.6                                 Pilkington or any Subsidiary will issue quarterly purchase orders at least four (4) weeks in advance before a new quarter will start.

3.                                       Prices and Payment

3.1                                 The prices applicable for the period 1st April 2002 to 31st March 2004 are set out in Attachment II of the Schedule.

3.1.1                        Southwall confirms that the prices applicable to those of the Products to be used in the manufacture of the glasses to be used in the 2004 platform for the Daimler-Chrysler S class vehicles shall be:

XIR®-75	-	US$[***] per m2
XIR®-70	-	US$[***] per m2
Single interlayer	-	US$[***] per m2

3.1.2                        Southwall confirms that the prices applicable to those of the Products to be used in glasses for the existing S Class vehicles and for future programmes will be as set out in Attachment II hereto from 1st April 2002.

3.1.3                        In the event that Pilkington can confirm that Pilkington has received an order for glasses to be used in the new 2004 Daimler-Chrysler S Class vehicle then Southwall will implement as from 1st October 2002 (and with retrospective effect if necessary) the prices set out in Attachment II hereto.

3.1.4                        In the event that Pilkington is unable to confirm receipt of any order for the new 2004 Daimler-Chrysler S Class then new prices for the Products known as XIR®-75 Blue and XIR®-70 Standard will be effective from 1st April 2003 as set out in Attachment II hereto.

3.1.5                        New pricing for the Product known as XIR®-75 Green will be effective from 1st April 2003.

3.1.6                        Pricing is based on:

(i)                                     Incoterms 2000 FCA delivery terms from North-American Southwall shipping locations to European Pilkington locations;

(ii)                                  On Incoterms 2000 CIP delivery terms from North-American Southwall shipping locations to a Third-Party Encapsulator (the de-facto Pilkington location); and

(iii)                               On DDP delivery terms from the German Southwall shipping location to European Pilkington locations. In the event that Southwall elects to ship from its North American locations to Pilkington European locations Product which would ordinarily be qualified and supplied from Southwall’s European operations then delivery will be on Incoterms DDP.

3.1.7                        Shipments from North-American locations will be priced and invoiced in US $ per metre squared (m2) and shipments from Germany will be priced and invoiced in Euro per metre squared (m2).

3.1.8                        The parties agree to keep confidential the fact and content of this Agreement and all negotiations between themselves pending the execution of the Agreement where upon the confidentiality provision of the Agreement will have effect.

3.2                                 Payment for Product shall be made by the Subsidiaries ordering Product in accordance with the following payment terms:

[***] days net from delivery in accordance with the terms set out in clause 3.1.6 above or 14 days less 2% from date of such delivery.

3.3                                 Save where there is a conflict with the terms of this Agreement, in which case this Agreement shall prevail, all purchases of Product shall be made on the Terms and Conditions.

4.             Continuing Review

The parties agree that they will constantly keep the performance of this Agreement under review with quarterly contract performance review meetings to discuss volumes and progress on quality.

5.             Delivery

5.1                                 Deliveries of Product shall be made to the Subsidiary placing the order concerned with full documentary details specified in Attachment III and IV.

5.2                                 Southwall shall in addition make monthly reports to Pilkington’s Global Supply Manager for Interlayer Films by the fourth working day of each month detailing all deliveries made the previous month.

5.3                                 Property and risk in the Product shall pass to the Subsidiary concerned on delivery. The passing of property and risk shall be without prejudice to any right of rejection, which may be exerciseable by the Subsidiary.

6.             Intended Use, Representations and Warranties

6.1                                 Southwall understands and agrees that it is Pilkington’s objective to use Product in a glass lamination process and more detailed performance characteristics may be expressly contained within a particular Product specification.

6.2                                 Southwall further represents and warrants that provided always that (a) the other materials, including the glass, PVB and process materials, used in the lamination process; and (b) the actual processing conditions, are in accordance with the materials and conditions which form the basis for the applicable and then-agreed Product specification, the Products will have the performance characteristics provided for in such specification; the objective being that the laminated glass produced using the Products shall meet the relevant international requirements as provided for in such specification, for example, European standard ECE R43 and North American standard ANSI Z26 or any standards which replace them;

6.3                                 Southwall hereby represents and warrants to Pilkington and Subsidiaries that each Product supplied by Southwall pursuant to this Agreement shall comply with the agreed specification from time to time applicable to such Product. The specification for each Product shall be agreed between the parties and, for ease of reference, compiled into a single volume. It is the intention of the parties that work on preparing this volume will commence during the Contract Period. Amendments to the agreed specifications may be made by agreement in writing between the parties, such amendments being recorded in the reference volume.

6.4                                 If Pilkington identifies any changes, which it wishes to make to any agreed specification for any Product, Pilkington shall give details thereof to Southwall. Promptly after receiving such details from Pilkington, Southwall and Pilkington shall commence a joint evaluation of the proposed changes with a view to agreeing the changes to be made to the specification. The relevant specification shall thereafter be amended to the extent agreed by the parties.

6.5                                 Southwall further warrants that:

6.5.1                        the Products will be free from defects in formulation, materials and workmanship.

6.5.2                        the Products will correspond with the samples supplied in accordance with the agreed specification for the Products.

6.5.3                        the Products will comply with all statutory requirements and regulations relating to the production and supply of the Products, for example in the field of health and safety.

6.6                                 Southwall hereby warrants to Pilkington and Subsidiaries that it will not make any significant changes to the processes used by Southwall in the manufacture of the Products without first giving to Pilkington advance notice of any proposed changes and the opportunity of discussing with Southwall the implications and potential effects of any such changes and any safeguards required by Pilkington.

6.7                                 Southwall will work with Pilkington to ensure that any changes, which are made to the processes used by Southwall in the manufacture of the Products, shall not have an adverse effect upon the Products produced or upon Pilkington’s use of the Products in its own production processes.

6.8                                 Immediately or as soon as reasonably practicable after the receipt of Product, Pilkington shall examine the Products and determine whether, based upon practical external inspection of the Products, there is evidence of externally recognisable transport damage or externally recognisable fault.

a)                                      In the event of externally recognisable transport damage to the Product, Pilkington shall inform the freight carrier and Southwall of such damage at the time of delivery or as soon as is reasonably practicable thereafter. For those segments of the transportation, for which Southwall carried responsibility in accordance with section 3.1.6 of this Agreement, Southwall shall be responsible for placing a formal claim with the freight forwarder. In those instances, Pilkington will not be responsible for paying Southwall for any such freight damaged Product.

b)                                     In the event of externally recognisable fault in the Products other than freight damage, Pilkington shall, within thirty (30) days from the date of delivery of the Product, provide Southwall with written notice of the fault. Southwall shall then have the right, but not the obligation, to inspect the

Product at Pilkington’s facility or to have the Product shipped back to Southwall at Southwall’s expense.

c)                                      Pilkington’s failure to give notice of claim for externally recognisable faults in the Product within thirty (30) days from date of delivery shall constitute a waiver by Pilkington of all claims for externally recognisable fault with respect to such Products.

d)                                     The parties recognise and agree that certain faults or failures to meet Product specifications in the Product may not be discovered until Pilkington utilises the Product in its manufacturing process or until inspection of completed product made using the Product, and that Pilkington may not utilise Product in its manufacturing process for several months after delivery. Therefore, Pilkington shall have the right, if it discovers in its manufacturing process or upon inspection of its finished product a defect or failure of the Product to meet Product specifications, to report such fault or failure in writing to Southwall within thirty (30) days after having discovered the fault or failure. In the event Pilkington reports such a fault or failure within one (1) year of delivery of the Product to Pilkington, the parties shall follow the procedures outlined above.

e)                                      In case of and to the extent that any cost or damages is incurred by Pilkington by reason of the Product being damaged or defective as described above in this clause 6.8 or at all, then both parties shall meet in good faith discussions in order to find a mutual agreement, in the light of the provisions of the governing law, how to apportion such costs or damages between Pilkington and Supplier. In case no agreement can be reached then the provisions of clause 15 shall apply.

6.9                                 Without prejudice to any other remedy available to Pilkington under this Agreement, if any Products are supplied by Southwall otherwise than in accordance with this Agreement, Pilkington shall be entitled to reject them, by notice in writing to Southwall giving details of the order, the Products concerned, the defects complained of and the reason(s) for the rejection of the Products.

6.10                           if Pilkington has rejected any of the Products in accordance with clause 6.9 above, Pilkington shall give Southwall the opportunity of supplying replacement Products in accordance with this Agreement and in accordance with Pilkington’s requirements with regard to delivery time and minimum quantities (not exceeding those contained in the original order).

6.11                           If Southwall is unable to supply replacement Products as required by Pilkington, Pilkington may treat the order in question as discharged and may acquire replacement supplies of Product from one or more third parties (“TP Amount”). In such cases, the annual quantity of Products required to be purchased under this Agreement shall be reduced by an amount equal to the TP Amount. In addition, all rebate thresholds under this Agreement will be reduced pro-rata.

6.12                           Southwall warrants that the Products do not use, embody or infringe any intellectual property belonging to a third party. Southwall will fully indemnify

Pilkington against any and all costs, damages, claims and expenses if this is not the case.

6.13                           Except as expressly provided in this Agreement, Southwall makes no warranties to any person with respect to the Product and disclaims all implied warranties, including, without limitation, warranties of merchantability and fitness for particular purpose.

6.14                           Notwithstanding anything else in this Agreement or otherwise neither Southwall nor Pilkington shall be liable under any subject matter of this Agreement:

(a)                                  For any amounts in excess of Pound Sterling 2 million; or

(b)                                 For any consequential damages (including damage to or loss of goodwill or investment) except as stated in Section 6.8(e) above.

Nothing in this Section 6.14 limits liability for negligence causing death or personal injury.

7.             Termination

7.1                                 This Agreement shall take effect for the period of lst April 2002 to 31st March 2004, unless determined earlier in accordance with clause 7.2 below.

7.2                                 Either party may terminate this Agreement:

7.2.1                        forthwith by notice to such effect referring to this clause of this Agreement if the other party is in breach of this Agreement and such breach if capable of remedy is not remedied within 30 days from the notification thereof to the defaulting party;

7.2.2                        forthwith by notice to such effect if the other party becomes insolvent, or commits an act of bankruptcy, or enters into any arrangement or composition with its creditors, or goes or is put into liquidation (other than solely for amalgamation or reconstruction), or if an administrative receiver or administrator is appointed over the whole or any part of the other party’s business or if a petition for an administration order is presented to the Court.

7.3                                 Termination of this Agreement for whatever reason shall not affect the rights and obligations of either party, which shall have accrued prior to the date of termination nor the continued operation of clause 8 which shall continue in full force and effect.

8.             Confidentiality

8.1                                 Each of the parties undertakes in relation to any information of the other party passed to it pursuant to this Agreement or pursuant to any earlier agreement between the parties:

8.1.1                        to treat such information as secret and confidential;

8.1.2                        save with the prior written consent of the other party not to use such confidential information other than for the performance of its obligations under this Agreement;

8.1.3                        save with the prior written consent of the other party not to disclose such confidential information to any third party except, and then only to the extent necessary to perform its obligations under this Agreement, to such of its employees as shall have been made aware that the confidential information is confidential and bound to treat it as such;

8.1.4                        save with the prior written consent of the other party not to copy or reproduce any document or other medium bearing or incorporating any such confidential information and to return any such document or medium and any copies made to the other party if so requested.

8.2                                 The restrictions as to use and disclosure set out in Clause 8.1 shall not apply to any confidential information which is or becomes public otherwise than by unauthorised disclosures in breach of this Agreement.

9.             Quality Control Procedures

Southwall shall from time to time as requested by Pilkington demonstrate to the reasonable satisfaction of Pilkington that adequate procedures and controls are in place that any agreed specifications are complied with to ensure a consistent high quality of the Product and its supply.

10.           Force Majeure

If performance by Southwall or Pilkington of any obligation under this Agreement is prevented or delayed by force majeure, Southwall shall have no liability to Pilkington, or Pilkington to Southwall, for failure to perform any obligation, provided that Southwall or Pilkington (as appropriate) shall use reasonable endeavours to remove such cause or causes of non-performance and shall continue performance hereunder without delay whenever such cause or causes are removed. For the purpose of this clause “force majeure” means act of God, war, riot, fire, explosion, aircraft, civil commotion, malicious damage, storm, tempest, flood, strike or other reason beyond the reasonable control of Southwall or Pilkington (as appropriate).

11.           Assignment and Sub-Contracting

11.1                           Save as hereinafter provided neither party shall be entitled to assign the benefit or burden of this Agreement without the prior written consent of the other, which consent shall not unreasonably be withheld save that Pilkington may assign the Agreement to a Subsidiary.

11.2                           Save with the prior written consent of Pilkington, Southwall shall not sub-contract any of its obligations under this Agreement.

12.           Non-Waiver

12.1                           Failure or delay by any party in exercising any right or remedy of that party under this Agreement shall not in any circumstances operate as a waiver of it, nor shall any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

12.2                           Any waiver of a breach of, or default under, any of the terms of this Agreement shall not be deemed a waiver of any subsequent breach or default.

13.           Entire Agreement

This Agreement, together with the Schedules hereto, embodies the entire agreement and understanding between Southwall and Pilkington relative to the subject matter hereof and all previous understanding, agreement and representations (oral or written, expressed or implied) with reference to the subject matter hereof, except the arrangements in respect of warehouse stock, are superseded by this Agreement. No amendment or modification, to this Agreement shall be of any force or effect unless it is in writing, signed by both parties and specifically refers to this Agreement.

14.           Notices

14.1                           Any notice or document required or permitted to be given or served under this Agreement shall be in writing and shall be given or served by leaving the same at or by sending the same by first class recorded delivery post to the address of the intended recipient as set out in clause 14.3 or by transmitting it by facsimile to the facsimile number of the intended recipient as set out in clause 14.3 or to such other address or facsimile number as may have been last notified by the intended recipient to the other party for such purpose in accordance with this clause 14.1. Any notice or document given or served by facsimile must immediately be confirmed by sending a copy thereof by first class recorded delivery post as aforesaid.

14.2                           Any notice or document given or served by post in accordance with the provisions of Clause 14.1 will, in the absence of evidence to the contrary, be deemed to have been given or served on the second business day after the letter containing the same was posted. Any notice or document given or served by facsimile in accordance with the provisions of Clause 14.1 and confirmed in accordance therewith will be deemed to have been given or served at the time it was sent by facsimile.

14.3                           The addresses and facsimile numbers of the parties for the purpose of Clause 14.1 are as follows:

Pilkington plc

Prescot Road

St. Helens

Merseyside WA10 3TT

United Kingdom

Facsimile number +44 1744 613329

Marked for the attention of the Company Secretary

Southwall Technologies Incorporation

1029 Corporation Way

Palo Alto

California 94303

United States of America

Facsimile number 001 650 967 0182

15.           Dispute Resolution and Governing Law

Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the International Rules of Arbitration of the International Chamber of Commerce of France. The site of the Arbitration shall be Paris, France. The language of the Arbitration shall be English. In addition to any award of damages, the prevailing party in any such arbitration shall be entitled to an award of its attorneys’ fees and expenses incurred in connection with the dispute. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorney’s fees. This Agreement shall be governed by and construed in all respects in accordance with German law.

IN WITNESS whereof each of the parties hereto has caused this Agreement to be signed on its behalf the day and year before written:

Signed for and on behalf of

PILKINGTON plc

D.A. WHATHAM		/s/ D. A. Whatham
Name	HEAD OF GROUP PURCHASING	Signature

Dr. Sicco W.T. Westra

Senior Vice President Worldwide Sales & Marketing

SOUTHWALL TECHNOLOGIES INCORPORATION

/s/ Sicco W.T. Westra
Name	Signature

THE SCHEDULE

Attachment I

(Allocation)

(See annexure)

Attachment II

(Prices)
(See annexure)

Attachment III

(Technical Specifications (a-c))

(See annexure)

Attachment IV

(Customer Request Sheets

(See annexure)